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                                                                     Exhibit 5.1

                                  May 22, 2002

Altiris, Inc.
588 West 400 North
Lindon, UT  84042

RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 23, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,016,300 shares of your common stock (the "Shares"), 3,335,538 of which have been reserved for issuance under the 1998 Stock Option Plan, 1,180,762 of which have been reserved for issuance under the 2002 Stock Plan, and 500,000 of which have been reserved for issuance under the 2002 Employee Stock Purchase Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares to be issued, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /S/ WILSON SONSINI GOODRICH & ROSATI